                                                                    EXHIBIT 10.3

                           SECOND AMENDMENT TO AMENDED
                         AND RESTATED LICENSE AGREEMENT
                         ------------------------------


         THIS SECOND AMENDMENT is made and entered into this 23rd day of November, 1999, by and between the University of Virginia Patent Foundation (formerly the University of Virginia Alumni Patents Foundation), a corporation duly organized under the laws of the Commonwealth of Virginia (hereinafter called the "Licensor"), and Insmed Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (hereinafter called the "Licensee"),

                         W I T N E S S E T H  T H A T:

         WHEREAS, Licensor and Licensee entered into an Amended and Restated License Agreement on June 11, 1991, as amended by the First Amendment To Amended And Restated License Agreement, dated February 29, 1996 (the "License Agreement"); and

         WHEREAS, Licensee anticipates entering into a definitive Agreement and Plan of Reorganization (the "Agreement") pursuant to which shares of Insmed capital stock will be exchanged for shares of a newly-formed holding company that will be registered under the Securities Act of 1933, as amended (the "Exchange"); and

         WHEREAS, Licensee intends to expand its research and development activities in the area of diabetes beyond the field covered by the Licensed Products; and

         WHEREAS, Licensor will receive considerable benefits from the Exchange and the development of new products by the Licensee;

         NOW THEREFORE, the parties, in consideration of the premises and covenants herein contained, agree as follows:

         1. Defined terms used herein and not otherwise defined shall have the meaning set forth in the License Agreement.

         2. Section 4.1(iii) shall be amended and restated to read as follows:

                  LICENSEE will issue common stock to LICENSOR representing an undiluted three percent (3%) of the total issued stock of all classes of stock issued and to be issued by the LICENSEE and maintain LICENSOR's three percent (3%) equity interest in LICENSEE by issuing additional stock from time to time, as necessary to maintain such interest; PROVIDED THAT, this Section 4.1(iii) shall terminate and be of no further force or effect on the day prior to the effective date of a registration statement effecting the public registration under the Securities Act of 1933 of any securities of the Licensee or of any securities to be issued to the stockholders of Licensee in connection with a merger, exchange, recapitalization or similar transaction. It is understood and agreed that LICENSOR shall not be entitled under this Section 4.1(iii) to receive additional common stock for any options or warrants issued by LICENSEE unless and until such options or warrants are actually exercised by the optionee or warrantholder prior to the termination of this Section 4.1(iii). It is further understood and agreed that the three percent (3%) equity interest referred to herein shall be calculated as though any convertible preferred stock issued by the Company had been fully converted into the Company's Common Stock.

         3. Section 16.4 of the License Agreement is hereby deleted and shall not be binding in any way on Licensee or any sublicensee.

         4. The terms and conditions of this Second Amendment To Amended And Restated License Agreement shall be effective as of the date set forth above.

         5. Except as expressly amended by the provisions set forth herein, all of the terms and conditions of the License Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date and year first above written.

                                         UNIVERSITY OF VIRGINIA
                                         PATENT FOUNDATION (LICENSOR)



                                         /s/ Robert S. MacWright
                                         ---------------------------------------
                                         Robert S. MacWright, Executive Director



                                         INSMED PHARMACEUTICALS, INC.(LICENSEE)



                                         /s/ Geoffrey Allan
                                         ---------------------------------------
                                         Geoffrey Allan, President

                     FIRST AMENDMENT TO AMENDED AND RESTATED
                                LICENSE AGREEMENT

         THIS FIRST AMENDMENT is made and entered into this 29th day of February, 1996, by and between the UNIVERSITY OF VIRGINIA PATENT FOUNDATION (formerly the University of Virginia Alumni Patents Foundation), a corporation duly organized under the laws of the Commonwealth of Virginia (hereinafter called the "LICENSOR"), and INSMED PHARMACEUTICALS, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (hereinafter called the "LICENSEE"),

                          W I T N E S S E T H  T H A T:

         WHEREAS, LICENSOR and LICENSEE entered into an Amended and Restated License Agreement ("License Agreement") on June 11, 1991; and

         WHEREAS, LICENSEE desires to enter into a stock purchase agreement with certain proposed investors whereby such investors and others will make an investment in LICENSEE of up to approximately $6,000,000 in three separate traunches (the "Proposed Financing"); and

         WHEREAS, it is a condition of such investment that Section 4.1(iii) of the License Agreement providing for the issuance of additional common stock to LICENSOR to enable it to maintain its three percent (3%) interest in LICENSEE be eliminated prior to a public offering of the stock of the LICENSEE;

         NOW THEREFORE, the parties hereto, in consideration of the premises and covenants herein contained, agree as follows:

         1. Effective upon the initial closing of the Proposed Financing,
Section 4.1(iii) of the License Agreement is hereby deleted in its entirety and the following new Section 4.1(iii) inserted in its stead:

         LICENSEE will issue common stock to LICENSOR representing an undiluted three percent (3%) of the total issued stock of all classes of stock issued and to be issued by the LICENSEE and maintain LICENSOR's three percent (3%) equity interest in LICENSEE by issuing additional stock from time to time, as necessary to maintain such interest; PROVIDED THAT, this Section 4.1(iii) shall terminate and be of no further force or effect on the day prior to the effective date of the registration statement of the LICENSEE effecting the public registration of any securities of the LICENSEE under the Securities Act of 1933. It is understood and agreed that LICENSOR shall not be entitled under this
         Section 4.1(iii) to receive additional common stock for any options or warrants issued by LICENSEE unless and until such options or warrants are actually exercised by the optionee or warrantholder prior to the termination of this Section 4.1(iii). It is further understood and agreed that the three percent (3%) equity interest referred to herein shall be calculated as though any convertible preferred stock issued by the Company had been fully converted into the Company's Common Stock.

         2. The LICENSEE agrees that at or immediately after the initial closing of the Proposed Financing LICENSEE will deliver to LICENSOR a check for $71,472, consisting of $12,500 for the December 31, 1995, minimum license payment, $8,972 for reimbursement of patent costs, and $50,000 for minimum license payments for the first and second quarters of 1996. This amendment shall not be effective until such payments are made by LICENSEE.

         3. Except as expressly amended by the provision hereinabove, all of the terms and conditions of the License Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

                                           UNIVERSITY OF VIRGINIA
                                           PATENT FOUNDATION (LICENSOR)

                                           By  /s/ Ralph D. Pinto
                                               ------------------
                                               Ralph D. Pinto
                                               Executive Director

                                           INSMED PHARMACEUTICALS, INC.
                                           (LICENSEE)

                                           By  /s/ Geoffrey Allan
                                               ------------------
                                               Geoffrey Allan
                                               President

                                   AMENDED AND
                           RESTATED LICENSE AGREEMENT

         THIS AGREEMENT is made and entered into this 11th day of June, 1991, by and between the UNIVERSITY OF VIRGINIA ALUMNI PATENTS FOUNDATION, a corporation duly organized under the laws of the Commonwealth of Virginia (hereinafter called the "LICENSOR"), having a principal office at Charlottesville, Virginia 22903, and INSMED PHARMACEUTICALS, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (hereinafter called the "LICENSEE"), whose address is 105 West High Street, Charlottesville, Virginia, 22901.

                         W I T N E S S E T H  T H A T:

         WHEREAS, LICENSOR and LICENSEE entered into a License Agreement on September 23, 1988, covering certain patents issued and applied for by LICENSOR; and

         WHEREAS, LICENSEE and LICENSOR have agreed upon certain alterations and modifications of that License Agreement dated September 23, 1988, as set forth in this Amended and Restated License Agreement;

         IT IS AGREED, in consideration of the premises and the faithful performance of the covenants herein contained, THAT:

                             ARTICLE I - DEFINITIONS

         For the purpose of this Agreement, and solely for that purpose, the terms set forth hereinafter shall be defined as follows:

         1.1 "EFFECTIVE DATE" shall mean September 23, 1988.

         1.2 "EXISTING PATENT" shall mean the letters patent described on Schedule A hereto.

         1.3 "FIELD" shall mean human health care and animal health care and husbandry, including diagnostic and therapeutic applications.

         1.4 "INVENTION DISCLOSURE" shall mean the form of disclosure used by scientists at the University of Virginia to describe new inventions.

         1.5 "LICENSED PRODUCTS" shall mean any commercially marketed product which is manufactured or sold by LICENSEE, or any sublicensee of LICENSEE hereunder, under a license or sublicense granted pursuant to Article II hereof

         1.6. "NET SALES" shall mean monies received by LICENSEE, or any sublicensee of LICENSEE hereunder, from the sale of LICENSED PRODUCTS less the sum of the following:

              (a) Discounts or other allowances in amounts customary to the trade;

              (b) Sales taxes, tariffs, duties and/or use taxes directly imposed upon and with reference to particular sales;

              (c)    Outbound transportation, prepaid or allowed; and

              (d)    Amounts allowed or credited on returns.

         1.7 "NEW INVENTIONS" shall mean any new inventions, modifications or improvements which are related to the Patent Rights and Subject Products within the Field as set forth in this

Agreement and which are not covered under Section 1.9(a) through (g), as amended and added to from time to time.

         1.8 "PATENT RIGHTS" shall mean any patents or patent applications issued or filed in any jurisdiction, relating to SUBJECT PRODUCTS or the manufacturing or processing thereof, now or hereafter owned by LICENSOR or for which LICENSOR now has or hereafter acquires the right to grant a license or sublicense to LICENSEE. A patent shall cease to be part of the PATENT RIGHTS in the event of any of the following:

              (a)    the patent expires:

              (b)    the patent is canceled and cannot be revived; or

              (c) all pertinent claims in the patent have been held to be invalid by an unappealable decision of a court of competent jurisdiction.

         1.9 "SUBJECT PRODUCTS" shall mean:

              (a) an insulin mediator substance, as described in the EXISTING PATENT;

              (b) an insulin mediator purification process developed by Drs. Larner and Huang for which patent application number 320,484 was filed on March 8, 1989;

              (c) a dietary supplement for insulin resistant diabetics for which U.S. Patent Application Number 320,482 was filed on March 8, 1989;

              (d) screening method for diabetic condition for which U.S. Patent Application Number 320,485 was filed on March 8, 1989;

              (e) a method for producing chiro-inositol for which U. S. Patent Application Number 631,374 was filed on December 20, 1990;

              (f)    Demonstration that insulin mediators are active in vivo for
                                                                     -- ----
                     which U. S. Letters Patent are now being prepared.

              (g) all processes, techniques, modifications, improvements, enhancements, variations, and alterations, including continuations-in-part to the inventions described in (a) through (f) above, for use in the FIELD, which have been or are conceived and/or reduced to practice by employees, faculty members or students of the University of Virginia and the rights to which accrue or are assigned to the LICENSOR.

                          ARTICLE II - GRANT OF LICENSE
                          -----------------------------

         2.1 LICENSOR hereby grants to LICENSEE a worldwide, exclusive right and exclusive license (even as to LICENSOR), including the right to grant sublicenses, to use and practice the PATENT RIGHTS for all purposes (including but not limited to research, testing, development and innovation) and to make, have made, sell, distribute and have sold and distributed, products based upon the SUBJECT PRODUCTS and/or PATENT RIGHTS and to use and sublicense any and all processes and techniques embodied in the PATENT RIGHTS, for the full term for which the PATENT RIGHTS are issued, unless this Agreement is sooner terminated as hereinafter provided.

         2.2 LICENSOR hereby grants LICENSEE an option to acquire a license to any New Inventions which have been assigned to it by the University of Virginia and which are related to the inventions described in Section 1.9(a) through (g) above at an additional license issue fee of $20,000 per New Invention. Such option period shall commence upon notification from LICENSOR that it has received an Invention Disclosure related to the inventions described in Section 1.9(a) through (g) and terminate thirty (30) days after such notification ("Termination Date"). Such notification shall include a copy of the Invention Disclosure and any other information necessary for LICENSEE to make a decision as to whether to acquire the New Invention. Prior to the Termination Date, LICENSEE may acquire a license to such additional invention by delivering to the LICENSOR a certified or cashier's check in the amount of $20,000 and a letter identifying the invention being acquired. Upon such payment said New Invention shall be added to Schedule A of this agreement and included within the definition of "SUBJECT PRODUCT". If said New Invention is not acquired by the Termination Date, then LICENSEE shall have no further rights to such New Invention. Pursuant to Section 1.9(g), continuations-in-part shall not be considered New Inventions for purposes hereunder.

         2.3 LICENSOR hereby further grants LICENSEE an option to acquire a license (i) to an invention known as "Anti-insulin Mediator Substances and Antagonists" for which application for U. S. Letters Patent is now being prepared and which substances and antagonists were invented by Drs. Galasko, Larner, and Huang and (ii) to an invention known as "Preparation and Use of Antibodies against Oligosaccharides Derived from the

Glycosylphosphatidylinositols for which U. S. Patent Application Number 324,744 was filed on March 17, 1989. Such option period as to each invention shall commence as of the date of this agreement and terminate June 30, 1993. Prior to the termination date, LICENSEE may acquire a license to each such additional invention by delivering to the LICENSOR a certified or cashier's check in the amount of Seven Thousand Five Hundred Dollars ($7,500) with a letter identifying which invention is being acquired. Upon such payment said new invention shall be added to schedule A of this agreement and included within the definition of "Subject Product". During the option period LICENSEE shall bear all patenting costs and expenses. If at any time LICENSEE notifies LICENSOR that LICENSEE is unwilling to bear such costs as to one of the inventions, then the option as to that invention will terminate.

         2.4 It is understood and agreed that insofar as LICENSOR may now own or hereafter acquire rights under letters patent owned or controlled by another, with claims conveying a SUBJECT PRODUCT, and as to which LICENSOR has the right to grant licenses or sublicenses, LICENSOR shall extend to LICENSEE, insofar as LICENSOR is able, the same rights as set forth in Article 2.1 with respect to such letters patent.

         2.5 To assist and enable LICENSEE to utilize the rights granted hereunder to the fullest possible extent, LICENSOR shall provide to LICENSEE, promptly following the EFFECTIVE DATE, all data and information in LICENSOR'S possession relating to the SUBJECT PRODUCTS and the PATENT RIGHTS.

         2.6 LICENSEE agrees that any sublicense granted by LICENSEE hereunder shall provide for privity of contract between LICENSOR and the sublicensee, such that the obligations of this Agreement shall be binding upon the sublicensee as if the sublicensee were in the place of the LICENSEE.

         2.7 LICENSEE agrees to attach copies of the provisions of this Agreement pertaining to the Grant of License, Records and Reports, Termination, Improvements and Grant Backs, U. S. Export Control Regulations and Payment, Notice or Other Communication to all sublicense agreements hereunder.

         2.8 LICENSEE agrees to forward to LICENSOR a copy of any fully executed sublicense agreement hereunder.

         2.9 LICENSOR hereby represents and warrants to LICENSEE that LICENSOR is the sole owner of the entire right, title and interest in and to the SUBJECT PRODUCTS and the PATENT RIGHTS and that LICENSOR has the requisite right and authority to grant the rights and licenses to the SUBJECT PRODUCTS and under the PATENT RIGHTS granted hereunder and to perform all of its obligations under this Agreement. This representation and warranty shall survive any termination of this Agreement whether by expiration or otherwise.

                           ARTICLE III- DUE DILIGENCE
                           --------------------------

         To induce LICENSOR to enter into this Agreement, LICENSEE has represented to LICENSOR that LICENSEE will commit itself to a thorough, vigorous and diligent program of developing the PATENT RIGHTS, so that utilization of the PATENT RIGHTS will result and substantial royalties will be paid to LICENSOR.

                   ARTICLE IV - ROYALTIES, PAYMENTS AND STOCK
                   ------------------------------------------

         4.1 In consideration of the rights and privileges granted hereunder and the expenses incurred and services rendered by LICENSOR incidental to the preparation of this Agreement and the issuance of the license hereunder, LICENSEE has paid LICENSOR $46,750 and has committed substantial amounts to the research costs. Upon execution of this agreement between Licensee and Licensor,

         (i) LICENSEE will simultaneously pay LICENSOR a total of $119,448.62 in cash (in addition to the $46,750 already paid to the LICENSOR) which includes licensing fees, advance licensing fees, and patenting costs to date; and

         (ii) LICENSEE hereby agrees to pay LICENSOR an additional Forty-Five Thousand Dollars ($45,000) in cash on or before June 30, 1992; and

         (iii) LICENSEE will issue common stock to LICENSOR representing an undiluted three percent (3%) of the total issued stock of all classes of stock issued and to be issued by the LICENSEE and maintain LICENSOR's three percent (3%) equity interest in LICENSEE by issuing additional stock from time to time, as necessary to maintain such interest.

         4.2 In addition to the fees provided in Article 4.1 and in consideration of the rights and privileges granted hereunder, LICENSEE shall pay to LICENSOR, until the earlier of the expiration or cancellation of the EXISTING PATENT or the termination of this Agreement a royalty of four percent (4%) of NET SALES of LICENSED PRODUCTS relating to a therapeutic drug and two and three-quarters percent (2.75%) of NET SALES of LICENSED PRODUCTS relating to a diagnostic test.

         4.3 LICENSEE shall pay LICENSOR the following additional licensing fees ("ADDITIONAL LICENSING FEES"):

                  1993:    $25,000
                  1994:    $25,000
                  1995:    $50,000
                  1996 and each year thereafter $100,000

The ADDITIONAL LICENSING FEE due in 1993 shall be due and payable in full on December 31, 1993. All other ADDITIONAL LICENSING FEES shall be paid on a quarterly basis at the end of each calendar quarter. Such Licensing Fees due shall be reduced by any earned royalties received by LICENSOR attributable to NET SALES for any calendar quarter under the terms of this Agreement.

         4.4 Simultaneously with the delivery of each quarterly report required to be rendered by LICENSEE pursuant to Article

5.2, LICENSEE shall pay to LICENSOR, in accordance with the provisions of
Article 4.5 below, all royalties due pursuant to Article 4.2 with respect to NET SALES described in such report.

         4.5 Royalty payments hereunder shall be paid in United States dollars; provided, however, that if the laws or regulations controlling in any foreign country prevent a royalty payment from being made in United States dollars, or in the United States or at another place designated by LICENSOR, LICENSOR agrees to accept such royalty in a form and place permitted by such laws or regulations, including deposits by LICENSEE in the applicable foreign currency in a local foreign bank or banks designated by LICENSOR. Any withholding taxes levied by government agencies which LICENSEE is required to withhold on remittance of royalty payments hereunder shall be deducted from any royalty paid to LICENSOR. LICENSEE shall furnish LICENSOR with copies of all official receipts for such taxes. If any currency conversion is required in connection with the payment of royalties hereunder, such conversion shall be made using the exchange rate prevailing at The Chase Manhattan Bank, New York, New York, U.S.A. on the last business day of the reporting period to which such royalty payment relates.

                         ARTICLE V - RECORDS AND REPORTS
                         -------------------------------

         5.1 LICENSEE shall keep full, true and accurate records of account containing all particulars which may be necessary for the purpose of ascertaining the amount of royalties payable to LICENSOR hereunder. To the extent that LICENSEE must obtain such information from any sublicensee hereunder, LICENSEE shall use its reasonable best efforts to obtain such information and shall reasonably believe such information to be complete and accurate. Such records shall be kept at LICENSEE'S principal place of business or the principal place of business of a Division of LICENSEE which is marketing LICENSED PRODUCTS. Such records and supporting data shall be open, at reasonable times, for three (3) years following the end of the calendar year to which they pertain, to the inspection of an independent certified accountant retained by LICENSOR for the purpose of verifying LICENSEE'S royalty payments hereunder or compliance in other respects with this Agreement.

         5.2 For as long as LICENSEE is obligated to make royalty payments to LICENSOR hereunder, LICENSEE or its affiliates shall render to LICENSOR, within ninety (90) days after the end of each calendar quarter, a true and accurate report, giving such particulars of the business conducted by LICENSEE during the preceding quarter as are pertinent to the calculation of royalties hereunder. Such particulars shall include at least the following:

              (a) ALL LICENSED PRODUCTS manufactured and sold by LICENSEE and LICENSEE'S sublicensees hereunder;

              (b) All monies received by LICENSEE and LICENSEE'S sublicensees hereunder from the sale of LICENSED PRODUCTS;

              (c)    All deductions applicable to such sales as described in
                     Article 1.5;

              (d)    Total royalties due to LICENSOR for such quarter; and

              (e) The names and addresses of all sublicensees of LICENSEE hereunder.

If no royalties are due to LICENSOR for such quarter, the report shall so state.

                           ARTICLE VI - PATENT FILINGS
                           ---------------------------

         6.1 At any time during the continuation of this Agreement, LICENSEE shall have the right to ask LICENSOR to apply for patent protection, in any country designated by LICENSEE with respect to any invention owned or acquired by LICENSOR relating to the SUBJECT PRODUCTS or LICENSED PRODUCTS which LICENSEE reasonably believes is patentable. Upon receipt of such a request, LICENSOR shall promptly prepare and file, and diligently prosecute, such patent applications in LICENSOR's name. Upon the issuance of any patent pursuant to such patent applications, LICENSOR shall make all administrative filings and payments necessary to maintain such patents in force.

         6.2 LICENSEE shall reimburse LICENSOR for all reasonable expenses incurred by LICENSOR in connection with the filing, prosecution and maintenance of all patents listed in Article 1.9 and Schedule A.

         6.3 LICENSOR reserves the right to apply for patent protection with respect to items described in Article 6.1 in any country not theretofore requested by LICENSEE, at LICENSOR's sole expense and without right of reimbursement from LICENSEE.

         6.4 LICENSEE shall cooperate with LICENSOR to ensure that all patent applications filed at LICENSEE's request will reflect, to the best of LICENSEE's knowledge, all items of commercial interest and importance.

         6.5 LICENSOR shall promptly advise LICENSEE as to all developments with respect to patent applications requested by LICENSEE and shall provide copies of all papers received and/or filed by LICENSOR or its patent counsel or agents with respect to the prosecution thereof. LICENSEE shall have the right, either directly or through its patent counsel and/or agent(s), to advise and cooperate with LICENSOR in the prosecution of such applications.

         6.6 LICENSEE agrees that all patents issued pursuant to applications requested by LICENSEE shall be the sole property of LICENSOR; provided that such patents shall be subject to the exclusive license granted hereunder. LICENSOR shall, at LICENSEE's request, execute and deliver to LICENSEE such documents as may be deemed necessary or advisable by LICENSEE to evidence LICENSEE's exclusive license with respect to such patents.

                            ARTICLE VII - TERMINATION
                            -------------------------

         7.1 If LICENSEE shall become bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by voluntary act of LICENSEE or otherwise, or if royalties due hereunder remain unpaid for more than thirty (30) days, LICENSOR shall have the right to serve notice upon LICENSEE, in accordance with Article XV, of LICENSOR's intention to terminate this Agreement within thirty (30) days after LICENSEE's receipt of such notice; provided that in such event and within 30 days after LICENSEE's receipt of such notice the LICENSOR confirms that a sublicensee may pay any royalties or other payments due directly to LICENSOR and that if such royalty payments are made within the aforesaid 30 days then this agreement shall not terminate. Such notice shall state the cause for LICENSOR's intention to terminate this Agreement. If LICENSEE does not alleviate such cause within such thirty (30) day period, this Agreement and all rights, privileges and licenses granted hereunder shall terminate at the end of such thirty (30) day period and neither party shall have any further rights, duties or obligations hereunder except as may have then accrued under this Agreement before such termination or as otherwise provided herein.

         7.2 Upon any material breach or default of this Agreement by either party (the "Breaching Party"), other than non-payment of royalties which is provided for in Article 7.1, the other party (the "Non-Breaching Party") shall have the right to serve notice upon the Breaching Party, in accordance with
Article XV, of the Non-Breaching Party's intention to terminate this Agreement within ninety (90) days after the Breaching Party's receipt of such notice. Such notice shall state the cause for the Non-Breaching Party's intention to terminate this Agreement within ninety (90) days after the Breaching Party's receipt of such notice. Such notice shall state the cause for the Non-Breaching Party's intention to terminate this Agreement. If the Breaching Party does not alleviate such cause within such ninety (90) day period, this Agreement and all rights, privileges and licenses granted hereunder shall terminate at the end of such ninety (90) day period and neither party shall have any further rights, duties or obligations hereunder except as may have then accrued under this Agreement before such termination or as otherwise provided herein.

         7.3 LICENSEE shall have the right to terminate this Agreement, without cause, upon ninety (90) days notice to LICENSOR in accordance with Article XV. Following such termination, neither party shall have any further rights, duties or obligations hereunder except as may have then accrued under this Agreement before such termination or as otherwise provided herein. On receiving such notice, if LICENSEE so requested therein, LICENSOR shall negotiate with LICENSEE a nonexclusive license, at a reasonable royalty rate, under those PATENT RIGHTS licensed herein which are unexpired at the date of termination and under which LICENSEE then desires a license.

         7.4 Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation which matured prior to the effective date of termination. After the effective date of such termination, LICENSEE and its sublicensees shall have the right to sell all LICENSED PRODUCTS manufactured before such date, and to complete the manufacture of and sell all LICENSED PRODUCTS in the process of manufacture on such date, provided that LICENSEE shall pay royalties and render reports with respect to such sales to LICENSOR in the manner required hereunder.

                            ARTICLE VIII - DISCLAIMER
                            -------------------------

         INFORMATION DISCLOSED BY LICENSOR TO LICENSEE SHALL BE ACCURATE TO THE BEST OF LICENSOR'S KNOWLEDGE AND BELIEF BUT LICENSOR MAKES NO WARRANTY OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OF SUCH INFORMATION RELATING TO ANY PATENTS OR ANY METHODS, TECHNIQUES, PROCESSES, INFORMATION, KNOWLEDGE, KNOW-HOW, TRADE PRACTICES OR SECRET DATA COMMUNICATED TO LICENSEE.
                            ARTICLE IX - IMPROVEMENTS
                            -------------------------

         9.1 LICENSEE agrees to furnish to LICENSOR, without delay and free of charge, technical information on improvements or inventions relating to PATENT RIGHTS made by LICENSEE during the continuation of this Agreement; provided, however, that such disclosure shall be for the sole use of LICENSOR and LICENSOR agrees not to disclose any such information to any third party without the express written consent of LICENSEE.

         9.2 If a LICENSED PRODUCT is modified or improved as a result of a new invention which is patentable and made by LICENSEE, LICENSOR shall be entitled to obtain letters patent with respect thereto in all countries without being required to make any payment to LICENSEE, and LICENSEE shall assign its respective rights in such modifications in such invention to LICENSOR as may be necessary to enable LICENSOR to obtain such letters patent; provided that in such case any such invention shall be included under Section 1.9 and Exhibit A without further consideration.

                ARTICLE X - UNLICENSED ACTIVITY AND INFRINGEMENT
                ------------------------------------------------

         10.1 If LICENSEE or any sublicensee hereunder is required to pay any royalty or damages to any person or entity other than LICENSOR (a "Third Party Licensor"), as a result of a judgment, settlement or agreement relating to the past or future exercise of the rights and licenses granted pursuant to Article II, then the royalties payable to LICENSOR hereunder shall be reduced by an amount equal to one-half of such payments to the Third Party Licensor(s), but under any event such royalties payable to the Third Party Licensor and LICENSOR shall not exceed in total the royalty rates agreed to pursuant to Section 4.2. If LICENSEE avails itself of the provisions of this Article 10.1, LICENSEE shall provide LICENSOR with proof of the payments to such Third Party Licensor(s).

         10.2 LICENSOR and LICENSEE shall promptly inform each other of any infringement of any PATENT RIGHT which comes to their attention and provide each other with any evidence available to them regarding such infringement.

         10.3 During the continuation of this Agreement, LICENSOR shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of any PATENT RIGHT, and in furtherance of such right, LICENSEE agrees that LICENSOR may join LICENSEE as a party plaintiff in any suit relating to such an infringement, without expense to LICENSEE.

         10.4 If within six (6) months after having been notified by LICENSEE of any alleged infringement of any PATENT RIGHT, LICENSOR has been unsuccessful in persuading the alleged infringer to desist in such infringement and has not brought or is not diligently prosecuting a suit with respect to such infringement, or if at any time LICENSOR notifies LICENSEE of LICENSOR's intention not to bring suit against any alleged infringer, then, and in that event only, LICENSEE may, but shall not be obligated to, prosecute at its own expense (subject to Article 10.7 below) such infringement, and for such purposes to join LICENSOR as a party plaintiff in such infringement suit without expense to LICENSOR; provided that the right to bring such an infringement suit shall remain in effect only during the continuation of this Agreement.

         10.5 In the event a declaratory judgment action alleging the invalidity or non-infringement of any of the PATENT RIGHTS is brought against LICENSEE, LICENSOR at its option, shall have the right, within thirty (30) days after the commencement of such action, to intervene and take over the sole defense of the action at its own expense.

         10.6 In any infringement suit which either party may bring to enforce any PATENT RIGHT pursuant to this Agreement, the other party agrees, at the request and expense of the party initiating the suit, to cooperate in all respects, to have its employees testify when requested to do so and to make available all relevant records, papers, information, samples, specimens and the like.

         10.7 In the event that LICENSEE undertakes the enforcement or defense of any PATENT RIGHT by litigation or settlement, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise payable to LICENSOR hereunder and apply the same toward reimbursement of LICENSEE's expenses, including reasonable attorneys' fees, in connection therewith. Any damages or settlement proceeds recovered by LICENSEE shall be applied (a) first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit and/or settlement thereof, (b) second to LICENSOR any royalties withheld pursuant to this Article, (c) third to LICENSEE an amount equal to LICENSEE's lost Net Sales due to the subject infringement, (d) fourth to LICENSOR an amount equal to the royalty on the amount calculated pursuant to (c) above and (e) fifth the balance remaining, if any, shall be divided equally between LICENSEE and LICENSOR.

         10.8 Except as hereinafter provided, no settlement or consent judgment or other voluntary and final disposition of any suit relating to the enforcement or defense of any PATENT RIGHT may be entered into without the consent of both LICENSOR and

LICENSEE, which consent shall not be unreasonably withheld. However, during the continuation of this Agreement, LICENSEE shall have the sole right, in accordance with the terms and conditions set forth herein, to grant any alleged infringer a sublicense under any PATENT RIGHTS.

         10.9 In the event that LICENSOR undertakes the enforcement or defense of any PATENT RIGHT by litigation or settlement, any damages or settlement proceeds recovered by LICENSOR shall be applied (a) first in satisfaction of any unreimbursed expenses and legal fees of LICENSOR relating to the suit and/or settlement thereof, (b) second to LICENSEE an amount equal to LICENSEE's lost NET SALES due to the subject infringement, (c) third to LICENSOR an amount equal to its royalty calculated pursuant to (b) above and (d) fourth the balance, if any, shall be paid and divided equally between LICENSOR and LICENSEE.

         10.10 In the event (a) of any infringement of any PATENT RIGHT in which LICENSEE has an exclusive license at the time of the infringement, and pursuant to which license LICENSEE at that time sells one or more LICENSED PRODUCT(S) on a scale which would significantly affect LICENSEE's net income, and (b) neither LICENSOR nor LICENSEE elects to bring an infringement suit against the alleged infringer, the royalties payable by LICENSEE hereunder shall be reduced by twenty percent (20%) of the sums otherwise payable hereunder; provided, however, that LICENSEE shall present information to LICENSOR that such infringer has refused to enter into a sublicense agreement with LICENSEE.

                             ARTICLE XI - ASSIGNMENT
                             -----------------------

         LICENSEE may assign or otherwise transfer this Agreement and the rights and licenses granted hereunder to a third party, provided (a) such assignment or transfer is accompanied by a sale of the LICENSEE'S entire business or of that part of LICENSEE's business to which this Agreement relates, or by a merger, acquisition, joint venture, exchange of shares, or other transfer relating to LICENSEE's entire business or that part of LICENSEE's business to which this Agreement relates, and (b) the assignee or transferee has agreed in writing to be bound by the terms of this Agreement. LICENSEE shall give LICENSOR thirty
(30) days prior written notice of any such proposed assignment or transfer. If LICENSEE proposes to make any such assignment or transfer to any person or entity other than a privately-held or publicly traded stock company with annual medically-related sales of more than fifty million dollars ($50,000,000), or a company with liquid assets of more than twenty-five million dollars ($25,000,000) of which twenty-five million dollars ($25,000,000) has been designated for medical research, LICENSOR shall have the right to invalidate and void such assignment or transfer. If LICENSOR does not exercise such right to invalidate or void such assignment or transfer in writing during such thirty
(30) day period, LICENSOR shall be deemed to have approved such assignment or transfer. Following any assignment or transfer of this Agreement pursuant to this Article, the assignee or transferee shall be substituted as the LICENSEE hereunder and the former

LICENSEE shall have no further right or obligations hereunder, except that the former Licensee shall have the right to sell all LICENSED PRODUCTS manufactured by LICENSEE before such date, and to complete the manufacture on such date, and the former LICENSEE shall be obligated to pay royalties and render reports with respect to such sales to LICENSOR in the manner required hereunder.

                          ARTICLE XII - INDEMNIFICATION
                          -----------------------------

         LICENSEE shall indemnify and hold LICENSOR harmless from any and all liability for personal inquiry, damage to property and the consequences thereof, resulting from or arising out of LICENSEE's performance or nonperformance of LICENSEE's obligations hereunder, or LICENSEE's exercise of the license granted herein; provided, however, that LICENSEE shall not indemnify LICENSOR for any liability attributable, in whole or in part, to LICENSOR's negligence or misconduct.

                         ARTICLE XIII - NON-USE OF NAMES
                         -------------------------------

         LICENSEE shall not use the name of LICENSOR, Joseph Larner, Kang Cheng, Gail Galasko, Laura C. Huang or any other inventor employed by the University of Virginia in any written advertisement or sales literature for any LICENSED PRODUCT without the consent of LICENSOR and any other person to be named. Such prohibition shall not prohibit LICENSEE from using such names in any offering materials for the purpose of raising capital for LICENSEE, or any documents prepared by LICENSEE in connection with a loan or financing or credit arrangement for the benefit of LICENSEE, or in any filing with any governmental agency.

                  ARTICLE XIV - U.S. EXPORT CONTROL REGULATIONS
                  ---------------------------------------------

         14.1 The Export Control Regulations of the U.S. Department of Commerce prohibit, except under a special validated license, the exportation from the United States of technical data relating to certain commodities (listed in the Regulations), unless the exporter has received certain written assurances from the foreign importer. In order to facilitate the exchange of technical information under this Agreement, LICENSEE hereby gives its assurance to LICENSOR that it will not knowingly re-export directly or indirectly any technical data received from LICENSOR under this Agreement, or export directly any LICENSED PRODUCT(S), to any Communist Controlled Country unless prior authorization is obtained from the U. S. Office of Export Control. Such countries presently include: Albania, Bulgaria, Cuba, Czechoslovakia, East Germany (Soviet Zone of Germany and the Soviet Sector Berlin), Estonia, Hungary, Latvia, Lithuania, North Korea, Outer Mongolia, Poland (including Danzig), Rumania and the Union of Soviet Socialist Republics.

         14.2 LICENSOR does not represent that a license is not required or that if required it will be issued by the U. S. Department of Commerce.

               ARTICLE XV - PAYMENT, NOTICE OR OTHER COMMUNICATION
               ---------------------------------------------------

         Any payment, notice or other communication pertaining to this license shall be sufficiently made or given on the date of mailing if sent to a party by certified mail, postage prepaid, addressed as set forth below or as set forth in a written notice given to the other party pursuant to this Article.

         In case of LICENSOR:

                  University of Virginia Alumni Patents Foundation Towers Office Building, Suite 1-110
                  1224 West Main Street
                  Charlottesville, Virginia 22903

         In case of LICENSEE:

                  Insmed Pharmaceuticals, Inc.
                  105 West High Street
                  Charlottesville, Virginia 22901

                     ARTICLE XVI - MISCELLANEOUS PROVISIONS
                     --------------------------------------

         16.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Virginia, U.S.A., except that questions affecting the validity, construction and effect of any patent shall be determined by the laws of the country in which the patent was issued. The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties as to the subject matter hereof; and shall not be subject to any change or modification except by the execution of a writing subscribed to by both parties.

         16.2 The provisions of this Agreement are severable and in the event that any of the provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions thereof.

         16.3 LICENSEE agrees to mark all LICENSED PRODUCTS sold in the United States with all applicable U. S. patent numbers. All LICENSED PRODUCTS which LICENSEE ships to or sells in other countries shall be marked in such manner as to conform with the patent laws and practice of the country of manufacture and sale.

         16.4 LICENSEE shall not agree in any way either on its own behalf or on behalf of others to engage in the manufacture, distribution or sale of any products of such a nature as would or might be likely to compete with the manufacture, distribution or sale of the LICENSED PRODUCTS.

         16.5 LICENSEE is neither the agent nor legal representative of LICENSOR and no authority or right is conferred upon LICENSEE by this Agreement to assume any obligation of any kind expressed or implied on behalf of LICENSOR or to bind LICENSOR in any way.

         16.6 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association in effect at the time such arbitration is instituted, and any judgment upon the award rendered pursuant to such arbitrations may be entered in any court having jurisdiction thereof.

         16.7 This agreement supersedes any and all other oral or written agreements and correspondence between LICENSOR and LICENSEE and LICENSOR confirms that as of the date of this agreement LICENSEE is not in default under any of the terms or conditions hereof.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ATTEST:                                     UNIVERSITY OF VIRGINIA ALUMNI
                                            PATENTS FOUNDATION (LICENSOR)

By: /s/ Joyce J. Pattisin                            By /s/ Ralph D. Pinto
    ----------------------------                        ------------------

Title: Business Manager                              Title: Executive Director
       -------------------------                            ------------------
Date:  June 11, 1991                                 Date: June 11, 1991
       -------------------------                           -------------


ATTEST:                                     INSMED PHARMACEUTICALS, INC.
                                            (LICENSEE)

By:/s/ W. McIlwaine Thompson, Jr.                    By: /s/ John Hiram Ewald
   ------------------------------                        --------------------

Title: Secretary                                     Title: President
       --------------------------                           ---------
Date:   6/11/91                                      Date: June 11, 1991
       --------------------------                          -------------

                                   SCHEDULE A
                                   ----------

                           INSULIN MEDIATOR SUBSTANCE
                           --------------------------

U.S.A.
------

Appln. Ser. No.:  218,075                              Patent No.:  4,446.064
Filing Date:  December 19, 1980                        Issued:  May 1, 1984





                     INSULIN MEDIATOR SUBSTANCE PURIFICATION
                     ---------------------------------------

U.S.A.
------
Appln. Ser. No.:  320,484                              Patent No.:
Filing Date:  March 8, 1989                            Issued:





               DIETARY SUPPLEMENT FOR INSULIN RESISTANT DIABETICS
               --------------------------------------------------

U.S.A.
------
Appln. Ser. No.:  320,482                              Patent No.:
Filing Date:  March 8, 1989                            Issued:





                     SCREENING METHOD FOR DIABETIC CONDITION
                     ---------------------------------------

U.S.A.
------
Appln. Ser. No.:  320,485                              Patent No.:
Filing Date:  March 8, 1989                            Issued:

                       METHOD FOR PRODUCING CHIRO-INOSITOL
                       -----------------------------------

U.S.A.
------
Appln. Ser. No.:  631,374                              Patent No.:
Filing Date:  December 20, 1990                        Issued:







             DEMONSTRATION THAT INSULIN MEDIATORS ARE ACTIVE IN VIVO
             -------------------------------------------------------
U.S.A.
------
Appln. Ser. No.:                                       Patent No.:
Filing Date:                                           Issued: